Exhibit 77(a)(1)

ING FUNDS TRUST
PLAN OF RECAPITALIZATION

THIS PLAN OF RECAPITALIZATION (the “Plan”) as adopted on the 10th day of September, 2009, by ING Funds Trust (the “Trust”) a Delaware statutory trust with its principal place of business at 7337 E. Doubletree Ranch Road, Scottsdale, Arizona 85258, with respect to its series, ING GNMA Income Fund (the “Series”), which has outstanding a class of shares designated as Class Q and a class of shares designated as Class W.

The recapitalization (“Recapitalization”) will consist of the transfer of all of the assets of Class Q (the “Disappearing Class”) to Class W (the “Surviving Class”) in exchange solely for Class A voting shares of beneficial interest ($0.001 par value per share) (the “Surviving Class Shares”), the assumption by the Surviving Class of all liabilities of the Disappearing Class, and the distribution of the Surviving Class Shares to the shareholders of the Disappearing Class in complete liquidation of the Disappearing Class as provided herein, all upon the terms hereinafter set forth in this Plan.  This Plan is intended to be and is adopted as a plan of reorganization and liquidation within the meaning of Section 368(a)(1) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, the Trust is an open-end, management investment company, and the Series offers shares that are divided into classes, each of which has preferences, voting powers, rights and privileges as determined by the Board of Trustees (the “Trustees”);

WHEREAS, each class of a Series participates in a common pool of assets;

WHEREAS, the Trust’s Trustees have determined that the exchange of all of the assets of the Disappearing Class for Surviving Class Shares and the assumption of all liabilities of the Disappearing Class by the Surviving Class is in the best interests of the Surviving Class and its shareholders and that the interests of the existing shareholders of the Disappearing Class would not be diluted as a result of this transaction; and

WHEREAS, the Trust’s Trustees have determined that the exchange of all of the assets of the Disappearing Class for Surviving Class Shares and the assumption of all liabilities of the Disappearing Class by the Surviving Class is in the best interests of the Disappearing Class and its shareholders and that the interests of the existing shareholders of the Surviving Class would not be diluted as a result of this transaction.

NOW, THEREFORE, the Trust’s Trustees have approved the Plan as follows:

1.
Transfer Of Assets Of The Disappearing Class To The Surviving Class In Exchange For The Surviving Class Shares, The Assumption Of All Disappearing Class Liabilities And The Liquidation Of The Disappearing Class

1.1        Subject to any requisite approvals, the Trust agrees to transfer all of the Disappearing Class’ assets, as set forth in paragraph 1.2, to the Surviving Class, and the Trust agrees in exchange therefor: (i) to deliver to the Disappearing Class the number of full and fractional Surviving Class Shares, determined by dividing the value of the Disappearing Class’ net assets, computed in the manner and as of the time and date set forth in paragraph 2.1, by the net asset value of one Surviving Class Share, computed in the manner and as of the time and date set forth in paragraph 2.2; and (ii) to assume all liabilities of the Disappearing Class.  Such transactions shall take place at the closing provided for in paragraph 3.1 (the “Closing”).

1.2        The assets of the Disappearing Class to be acquired by the Surviving Class shall consist of all assets and property, including, without limitation, all cash, securities, commodities and futures interests and dividends or interests receivable that are owned by the Disappearing Class and any deferred or prepaid expenses shown as an asset on the books of the Trust for the Disappearing Class on the closing date provided for in paragraph 3.1 (the “Closing Date”).

1.3        The Trust will endeavor to discharge all of the known liabilities and obligations of the Disappearing Class prior to the Closing Date.  The Surviving Class shall also assume all of the liabilities of the Disappearing Class, whether accrued or contingent, known or unknown, existing at the Valuation Date.  On or as soon as practicable prior to the Closing Date, the Trust will declare and pay to shareholders of record of the Disappearing Class one or more dividends and/or other distributions so that it will have distributed substantially all (and in no event less than 98%) of the investment company taxable income (computed without regard to any deduction for dividends paid) and realized net capital gain attributable to the class, if any, for the current taxable year through the Closing Date.

1.4        Immediately after the transfer of assets provided for in paragraph 1.1 above, the Trust will distribute to the shareholders of record of the Disappearing Class, determined as of immediately after the close of business on the Closing Date (the “Disappearing Class Shareholders”), on a pro rata basis within that class, the Surviving Class Shares received by the Disappearing Class pursuant to paragraph 1.1, and will completely liquidate the Disappearing Class.  Such distribution and liquidation will be accomplished, with respect to each class of the Disappearing Class shares, by the transfer of the Surviving Class Shares then credited to the account of the Disappearing Class on the books of the Surviving Class to open accounts on the share records of the Surviving Class in the names of the Disappearing Class Shareholders.  The aggregate net asset value of Surviving Class Shares to be so credited to Disappearing Class Shareholders shall be equal to the aggregate net asset value of the Disappearing Class shares owned by such shareholders on the Closing Date.  All issued and outstanding shares of the Disappearing Class will simultaneously be canceled on the books of the Trust, although share certificates representing interests in shares of the Disappearing Class will represent a number of the same class of Surviving Class Shares after the Closing Date, as determined in accordance with Section 2.3.  The Surviving Class shall not issue certificates representing Surviving Class Shares in connection with such exchange.

1.5        Ownership of Surviving Class Shares will be shown on the books of the Trust’s transfer agent.  Shares of the Surviving Class will be issued in the manner described in the Series’ then-current prospectus and statement of additional information.

2.	Valuation

2.1        The value of the Disappearing Class’ assets to be acquired by the Surviving Class hereunder shall be the value of such assets computed as of immediately after the close of business of the New York Stock Exchange and after the declaration of any dividends on the Closing Date (such time and date being hereinafter called the “Valuation Date”), using the valuation procedures as described in the then-current prospectus or statement of additional information with respect to the Series, and valuation procedures established by the Trust’s Trustees.

2.2        The net asset value of a Surviving Class Share shall be the net asset value per share computed with respect to that class as of immediately after the close of business of the New York Stock Exchange and after the declaration of any dividends on the Valuation Date, using the valuation procedures set forth in the then-current prospectus or statement of additional information with respect to the Series, and valuation procedures established by the Trust’s Trustees.

2.3        The number of the Surviving Class Shares to be issued (including fractional shares, if any) in exchange for the Disappearing Class’ assets shall be determined with respect to such class by dividing the value of the net assets with respect to the Disappearing Class Shares, as the case may be, determined using the same valuation procedures referred to in paragraph 2.1, by the net asset value of a Surviving Class Share, determined in accordance with paragraph 2.2.

2.4        All computations of value shall be made by the Trust’s designated record keeping agent and other persons who customarily compute the Series’ net asset value.

3.	Closing and Closing Date

3.1        The Closing Date shall be November 20, 2009, or such other date as established by the Trust’s officers.  All acts taking place at the Closing shall be deemed to take place simultaneously as of immediately after the close of business on the Closing Date unless otherwise established by the Trust’s Trustees.  The close of business on the Closing Date shall be as of the time that the Series’ net asset value per share is determined as specified in the then-current prospectus or statement of additional information with respect to the Series.  The Closing shall be held at the offices of the Trust or at such other time and/or place as established by the officers of the Trust.

3.2        The Trust shall direct The Bank of New York Mellon as custodian for the Series (the “Custodian”), to deliver, at the Closing, a certificate of an authorized officer stating that:  (i) the Disappearing Class’ portfolio securities, cash, and any other assets (collectively, the “Assets”) shall have been delivered in proper form to the Surviving Class within two business days prior to or on the Closing Date; and (ii) all necessary taxes in connection with the delivery of the Assets, including all applicable federal and state stock transfer stamps, if any, have been paid or provision for payment has been made.  The Trust shall direct the Custodian to deliver as of the Closing Date by book entry, in accordance with the customary practices of such depositories and the Custodian, the Disappearing Class’ portfolio securities and instruments deposited with a securities depository, as defined in Rule 17f-4 under the Investment Company Act of 1940, as amended (the “1940 Act”).

3.3        The Trust shall direct PNC Global Investment Servicing (U.S.) Inc. (the “Transfer Agent”), on behalf of the Disappearing Class, to deliver at the Closing a certificate of an authorized officer stating that its records contain the names and addresses of the Disappearing Class Shareholders and the number and percentage ownership of outstanding shares owned by each such shareholder immediately prior to the Closing.  The Trust shall issue and deliver a confirmation evidencing the Surviving Class Shares to be credited on the Closing Date to the Trust’s Secretary, or provide other satisfactory evidence that such Surviving Class Shares have been credited to the Disappearing Class account on the books of the Surviving Class.  At the Closing the Trust shall deliver to the Custodian or Transfer Agent other such bills of sale, checks, assignments, share certificates, if any, receipts or other documents as the Custodian or Transfer Agent or their counsel may reasonably request.

3.4        In the event that on the Valuation Date (a) the New York Stock Exchange or another primary trading market for portfolio securities of a Series shall be closed to trading or trading thereupon shall be restricted, or (b) trading or the reporting of trading on such Exchange or elsewhere shall be disrupted so that, in the judgment of the Trustees, accurate appraisal of the value of the net assets of the Series is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored or such other date determined by the officers of the Trust.

Approved by the Board of Trustees of ING Funds Trust on September 10, 2009, on behalf of the following Series: ING GNMA Income Fund.

ING FUNDS TRUST
on behalf of ING GNMA Income Fund

By:	_/s/ Todd Modic___________
Todd Modic
Senior Vice President

_/s/ Kathleen M. Nichols_______
Kathleen M. Nichols
Assistant Secretary